                                  EXHIBIT 10.5

                          SALARY CONTINUATION AGREEMENT


         This Agreement, made and entered into this 1st day of June, 1993 by and between The Savings Bank, a Corporation organized and existing under the laws of the State of Ohio, hereinafter referred to as "Corporation" and Stephen A. Gary, a Key Employee and Executive of the Corporation, hereinafter referred to as "Executive".

         The Executive has been in the employ of the Corporation for 14 years and has now and for years past faithfully served the Corporation. It is the consensus of the Board of Directors that Executive's services have been of exceptional merit, in excess of the compensation paid and an invaluable contribution to the profits and position of the Corporation in its field of activity. The Board further believes the Executive's experience, knowledge of corporate affairs, reputation and industry contacts are of such value and his continued services so essential to Corporation's future growth and profits that it would suffer severe financial loss should Executive terminate his services.

         Accordingly, it is the desire of the Corporation and the Executive to enter into this Agreement under which the Corporation will agree to make certain payments to Executive upon his retirement and, alternatively, to his beneficiaries in the event of his premature death while employed by Corporation.

         Therefore, in consideration of Executive's services performed in the past and those to be performed in the future and based upon the mutual promises and covenants herein contained, the Corporation and Executive agree as follows:

I.       ARTICLE ONE - DEFINITIONS

         A.       Effective Date:

                  The effective date of this Agreement shall be July 1, 1992.

         B.       Normal Retirement Date:

                  The Normal Retirement Date shall mean retirement from service with the Corporation which becomes effective on the first day of the calendar month following the month in which the Executive reaches his sixty-second (62nd) birthday.

         C.       Early Retirement Date:

                  Early Retirement Date shall mean retirement from service which is effective prior to the Normal Retirement Date stated above, provided the Executive has attained the age of sixty (60) years.

         D.       Termination of Service:

                  Termination of Service shall mean voluntary resignation of service by the Executive (exclusive of early retirement or disability) or the Corporation's discharge of the Executive for due cause.


II.      ARTICLE TWO - EMPLOYMENT

         A.       Employment:

                  Corporation agrees to employ Executive in such capacity as the Corporation may from time to time determine with such duties, responsibilities and compensation as determined by the Board of Directors.

                  Executive agrees to remain in the Corporation's employment; to devote his fulltime and attention exclusively to the business of the Corporation and to use his best efforts to provide faithful and satisfactory service to Corporation.

         B.       No Employment Agreement Created:

                  No provision of this Agreement shall be deemed to restrict or limit any existing employment Agreement by and between the Corporation and the Executive nor shall any conditions herein create specific employment rights to the Executive nor limit the right of the Employer to discharge the Executive with or without cause. In a similar fashion, no provision shall limit the Executive's rights to voluntarily sever his employment at any time.

III.     ARTICLE THREE - BENEFITS

         The following benefits provided by the Corporation to the Executive are in the nature of a Fringe Benefit and shall in no event be construed to effect nor limit the Executive's current or prospective salary increases, cash bonuses or profit sharing distributions or credits.

         A.       Retirement Benefits.

                  If Executive shall remain in the employment of the Corporation until the "Normal Retirement Date" defined at Article I, Paragraph B, then, in such event, he shall be entitled to receive monthly from the Corporation the sum of Two Thousand Dollars ($2,000.00) per month commencing on the first day of the month following such "Normal Retirement Date" and continuing for a period of one hundred twenty (120) months, and then on the one hundred twenty-first (121) month and continuing for a period of one hundred twenty (120 months shall receive a monthly benefit from the Corporation in the sum of one Thousand Dollars ($1,000.00) per month. In the event the Executive should die following "Normal Retirement Date" but before the expiration of two hundred forty (240) months, the unpaid balance of such monthly benefits shall be paid monthly for the remainder of such period to the designated beneficiary. If the designated beneficiary dies prior to the completion of the payout period, no additional benefits shall be payable to the estate of the Executive or to the beneficiary.

         B.       Early Retirement:

                  Executive shall have the additional elective right to receive "Early Retirement" as the term was earlier defined, provided he shall have attained the age of sixty (60) years of age.

                  Upon Executive's election to receive such benefits, he shall be entitled to receive monthly (beginning on the first day of the month following written notice to the Corporation) level retirement benefits determined by:

                           Multiplying the Normal Retirement Benefit determined in paragraph A above by a fraction:

                  The numerator of which is the actual number of months the Executive has been employed by the Corporation from the effective date of this Agreement until his early retirement or the date of his discharge without cause, and;

                           The denominator of which is the total number of months the Executive would have worked from the effective date of this Agreement until his Normal Retirement Date, as earlier defined.

                  Such Early Retirement as determined above, shall be payable for a continuous period of two hundred forty (240) months provided, however, that should the Executive die prior to the expiration of two hundred forty (240) months, the unpaid balance shall continue for the remainder of such period to the beneficiary selected by the Executive and filed with the Corporation.

         C.       Termination of Service or Voluntary Resignation:

                  Should Executive voluntarily resign from his employment or should he be discharged for cause (exclusive of early retirement or disability), all Executive's benefits under this Agreement shall be forfeited and this Agreement shall become null and void. If a dispute arises as to discharge "for cause", such dispute shall be resolved by arbitration as set forth in Article VI.B.

         D.       Death Benefit Prior to Retirement:

                  Should the Executive die prior to the Normal Retirement Date (exclusive of Early Retirement as defined elsewhere herein), Corporation agrees to pay to the Executive's designated beneficiary on the first day of the month following the Executive's death the sum of Two Thousand Dollars ($2,000.00) for a continuous period of one hundred twenty (120 months, and commencing on the one hundred twenty-first (121st) month the sum of one Thousand Dollars ($1,000.00) per month for a continuous period of one hundred twenty (120) months. If the designated beneficiary should die prior to the expiration of the two hundred forty (240) months, then and in that event, the Corporation shall pay to the Guardian of the Executive's children, the sum of One Thousand Dollars ($1,000.00) per month until the youngest child of the Executive attains the age of eighteen (18) years.

                  Executive shall declare his designated beneficiary in writing on a form provided by the Corporation.

                  In the event of the Executive's death shall be the result of suicide within a two 92) year period following the effective date of this Agreement, then no death benefits shall be payable to the Executive or his designated beneficiary.

IV.      ARTICLE FOUR - RESTRICTIONS UPON FUNDING

         Corporation shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Executive, his beneficiaries or any successor in interest to him shall be and remain simply a general creditor of the Corporation in the same manner as any other creditor having a general claim for matured and unpaid compensation.

         The Corporation reserves the absolute right at its sole discretion to either fund the obligations undertaken by this Agreement or to refrain from funding the same and to determine the extent, nature, and method of such funding. Should Corporation elect to fund this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Corporation reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall Executive be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Corporation.

         If Corporation elects to invest in a life insurance, disability or annuity policy upon the life of Executive, then Executive shall assist the Corporation by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

V.       ARTICLE FIVE - MISCELLANEOUS

         A.       Alienability and Assignment Prohibition:

                  Neither Executive, his widow nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or his beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Corporation's liabilities shall forthwith cease and terminate.


         B.       Binding Obligation of Corporation and Any Successor In
                  Interest

                  Corporation expressly agrees that it shall not merge or consolidate into or with another Corporation or sell substantially all of its assets to another Corporation, firm or person until such Corporation, form or person expressly agrees, in writing, to assume and discharge duties and obligations of the Corporation under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

         C.       Revocation:

                  It is agreed by and between the parties hereto that, during the lifetime of the Executive, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written assent of the Executive and the Corporation.

         D.       Gender:

                  Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

         E.       Effect On Other Corporation Benefit Plans:

                  Nothing contained in this Agreement shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of Corporation's existing or future compensation structure.

         F.       Headings:

                  Headings and Subheadings in this Agreement are inserted for a reference and convenience only and shall not be deemed a part of this Agreement.

         G.       Applicable Law:

                  The validity and interpretation of this Agreement shall be governed by the laws of the State of Ohio.

VI.      ERISA PROVISIONS

         A.       Named Fiduciary and Plan Administrator:


                  The "Named Fiduciary and Plan Administrator" of this plan shall be Thomas F. Tootle until his resignation or removal by the Board of Directors. As named Fiduciary and Administrator, Thomas F. Tootle shall be responsible for the management, control and administration of the Salary Continuation Agreement as established herein. He may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

         B.       Claims Procedure and Arbitration:

                  In the event that benefits under this Plan Agreement are not paid to the Executive (or to his beneficiary in the case of the Executive's death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Administrator named above within sixty (60) days from the date payments are refused. The Plan Fiduciary and Administrator and the Corporation shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within ninety (90) days of receipt of such claim their specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Plan Fiduciary and Administrator fails to take any action within the aforesaid ninety (90) day period.

                  If claimants desire a second review, they shall notify the Plan Fiduciary and Administration in writing within sixty (60) days of the first claim denial. Claimants may review the Plan Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate. In its sole discretion, the Plan Fiduciary and Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan Agreement upon which the decision is based.

                  If claimants continue to dispute the benefit denial based upon completed performance of the Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to a Board of Arbitration for final arbitration. Said Board shall consist of one member selected by the claimant, one member selected by the Corporation and the third member selected by the first two members. The Board shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Board with respect to any controversy properly submitted to it for determination.

                  Where a dispute arises as to the Corporation's discharge of Executive "for cause", such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

         IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the 1st day of June, 1993 and that, upon execution, each has received a conforming copy.



         Thomas F. Tootle                         /s/ Stephen A. Gary
         ----------------------------             ------------------------------
         (Witness)                                Stephen A. Gary, Executive


         Thomas F. Tootle                         /s/ Harry J. Clifton
         ----------------------------             ------------------------------
         (Witness)                                The Savings Bank, Corporation
                                                  By:  Harry J. Clifton
                                                  Its: Chairman of the Board of
                                                       Directors